Exhibit 10.13

3101 Park Boulevard

Palo Alto, CA 94306

P: 650.852.0400

F: 650.852.0402

www.intapp.com

July 1, 2020

Stephen I. Robertson

13331 Wildcrest Dr.

Los Altos Hills, CA 94022

Re:	Amended & Restated Terms of Employment by Integration Appliance, Inc.

Dear Stephen:

This Amended and Restated Terms of Employment letter (this “Letter”) sets forth the terms of our agreement as to your continued employment as Chief Financial Officer of Integration Appliance, Inc. (“Intapp” or the “Company”), which will replace and supersede that Offer of Employment letter, dated December 11, 2015.

1.

Position & Duties. You will continue your employment as Chief Financial Officer of the Company, reporting to John Hall, the CEO of the Company (the “CEO”). You will have such responsibilities, duties and authority that are customary for the position, including those listed on Exhibit A, and will perform your duties and exercise supervision with regard to the business of the Company as are associated with your position, including such duties as may be reasonably prescribed from time to time by the CEO.

2.

Term. You will continue your employment for up to three (3) years (the “Term”) following the closing date of the Company’s purchase of your 200,000 shares of Common Stock of LegalApp Holdings, Inc. (the “Parent”) pursuant to that certain Stock Purchase Agreement by and between you and the Parent, dated as of July 1, 2020 (the “Purchase Agreement”).

3.	Compensation.

a)

Salary. Effective as of July 1, 2020, you will be paid a semi-monthly base salary of $16,666.67, subject to applicable withholding, which is equivalent to $400,000.00 on an annualized basis, subject to increase in the ordinary course of business. Your base salary will be payable in two payments per month on the 15th and the last day of the month, pursuant to the Company’s regular payroll policy (or in the same manner as other similarly-situated employees of the Company).

b)

Target Bonus. You will also be eligible to receive cash bonus compensation based on achievement of objectives established by the Company, in a target amount equal to 50% of the annual base salary, and a maximum bonus opportunity of 100% of the annual base salary, annualized and paid out annually (the “Annual Bonus”). Your total target compensation (base salary plus bonus opportunity) is therefore $600,000.00. Each Annual Bonus payment is subject to your continued employment through and until the date of payment.

4.

Benefits. In addition, you will continue to be eligible to participate in regular employee benefit plans and programs (including health insurance) offered to other similarly-situated employees from time to time.

a)

Benefits. The Company will continue to provide you with the opportunity to participate in the standard benefits plans currently available to other similarly- situated employees, including medical, vision and dental insurance, subject to any eligibility requirements imposed by such plans. The Company currently provides health care, dental, vision, flexible spending account plans, short-term and long- term disability, life insurance, 401(k), and public transit discount benefit plans for employees.

b)

Paid Time Off. You will continue to be entitled to vacation and sick leave in the same manner as the Company provides to other similarly-situated employees, which is currently 15 days of paid vacation earned on an annual accrual basis, in addition to common national holidays.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, including the employee benefits that it offers to its employees.

5.

Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you will continue to develop certain information or inventions that will be the property of the Company. To protect the interests of the Company and in consideration of the terms of this Letter, you agree to sign, deliver and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement”, attached hereto as Exhibit B. During the Term, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You further acknowledge and represent that you are not currently associated with or do not currently participate in any business or activity that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this Letter, and the Company’s Employee Invention Assignment and Confidentiality Agreement will not violate any agreement currently in place between yourself and current or past employers. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016 (the “DTSA”), you are given notice of the following immunities listed in Sections DTSA (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Letter or the Employee Invention Assignment and Confidentiality Agreement is intended to limit your rights under California’s Stand Together Against Nondisclosure Act or any regulations promulgated thereunder.

6.

Options. Your outstanding, as of the date of this Letter, options to purchase shares of the Parent’s Common Stock (the “Options”) granted under the Company’s 2012 Stock Option and Grant Plan (the “Plan”) will continue to be subject to the terms and conditions of the Plan, the Notice of Stock Option Grant and the Stock Option Agreement, and any amendments thereof. In the event that there is a Change of Control (as defined below), then the vesting of the Options will accelerate effective as of immediately prior to the consummation of the Change of Control with respect to a number of shares subject to the Options equal to the lesser of (i) the number of shares that otherwise would have vested through the twenty-four (24) month anniversary of the date of the Change of Control or (ii) all of the then-unvested shares.

7.

Termination. Your employment may be terminated by the Company or you at any time and for any reason upon the provision of at least 90 days’ written notice of termination. Except for the notice requirement set forth in this Section 7, you will continue to be an “at- will” employee, as defined under applicable law, which means your employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Letter) should be regarded by you as ineffective. Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and the CEO.

8.	Termination Benefits.

a)

Following a Change of Control. In the event that there is a Change of Control and the Company or its successor terminates your employment other than for Cause (as defined below), or you terminate your employment for Good Reason (as defined below), in either case upon or within twelve (12) months following the consummation of the Change of Control, then one hundred percent (100%) of the then unvested Options will vest effective as of immediately prior to the effective time of such Separation (as defined below). In addition to the foregoing, you will be entitled to receive the severance benefits set forth in Section 8(b) below, subject to the terms and conditions of such section. Your entitlement to this acceleration is subject to your compliance with Section 8(c) below.

b)

Other Termination. In the event that your employment is terminated by the Company other than for Cause, or you terminate your employment for Good Reason, then you will be entitled to receive the following: (i) continued payment of your base salary as in effect immediately prior to your Separation for a period of twelve (12) months and (ii) twelve (12) months of COBRA premiums at the rate in effect at the time of your Separation, provided that you and your dependents are eligible for and timely elect continuation coverage under COBRA. Notwithstanding the foregoing, if you are eligible for, and the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company will instead pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage) (such amount, the “Special Cash Payment”), for the remainder of the period you and your dependents remain eligible for the benefit under Section 8(b)(ii). You may, but you will not obligated to, use the Special Cash Payments toward the cost of COBRA premiums. Your entitlement to these severance benefits is subject to your compliance with Section 8(c) below.

c)

Form and Timing of Payment. Section 8(a) or Section 8(b), as applicable, will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty-two (52) days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in Section 8(a) or Section 8(b), as applicable. The cash payments in Section 8(b) will commence within sixty (60) days of your Separation, with the first payment including, in a lump sum, an amount equal to the aggregate payments that the Company would have paid through such date had such payments commenced on the first day of the first month following the Separation through the first payment date, with the balance of the payments paid monthly thereafter.

d)	Definitions.

i.

For purposes of this Letter, “Change of Control” shall mean, regardless of form thereof, consummation of (a) the dissolution or liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (c) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (d) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (e) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction, in each case where the consideration received by the holders of Stock in connection with such event consists of cash, freely tradable public securities or some combination thereof.

ii.

For purposes of this Letter, “Cause” means any of the following: (a) your indictment for (or conviction of or plea of no contest or similar plea to) a felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) your continuing refusal to substantially perform your obligations and duties to the Company (except by reason of your incapacity due to illness or accident) if you shall have failed to remedy the alleged breach caused by such conduct within 30 days from the date written notice is given by the Company demanding that you remedy the alleged breach caused by such conduct; (iii) your breach of a material provision of any agreement between you, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand; (iv) your habitual intoxication or drug addiction; (v) your misappropriation of material assets of the Company or other acts of dishonesty as determined in good faith by the Board; or (vi) your engaging in illegal conduct which, in the reasonable judgment of the Board, places the Company at risk of significant liability.

iii.

For purposes of this Letter, “Good Reason” shall mean a cessation of your employment as a result of your resignation within fifty (50) days after the following condition has come into existence without your consent: A material reduction in your duties or responsibilities that is inconsistent with your position, provided that a mere change of title alone shall not constitute such a material reduction. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ten (10) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

iv.	For purposes of this Letter, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A (as defined below).

9.

IPO Lock-Up. Upon the request by the Company, the Parent or an underwriter of registrable securities of the Parent in connection with the Parent’s initial public offering (the “IPO”), you will not directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any of the shares of the Parent’s Common Stock held by you at the time of the IPO for a period of beginning on the date of effectiveness until the later of (i) 180 days following the IPO or (ii) such other date as determined by the Board of Directors of the Company for other similarly-situated employees. While the Parent remains a private corporation, you will be eligible for liquidity opportunities as such opportunities are offered to other similarly-situated employees at such time as determined by the Company in its sole discretion.

10.

Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Letter does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules- employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

11.	Tax Withholding. All forms of compensation referred to in this Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.

Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Letter in connection with your termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)- month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch- up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date as a result of the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

13.

Entire Agreement. This Letter, once executed, and the Purchase Agreement constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Letter for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this Letter in reliance only upon such promises, representations and warranties as are contained herein.

14.

Acceptance. The offer of continued employment pursuant to the terms in this Letter will remain open until Monday, July 6, 2020 at 5:00 p.m. PST. If you decide to accept the terms of this Letter, please sign the enclosed copy of this Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Letter and the attached documents.

Very truly yours,

/s/ John Hall
John Hall, CEO

By executing below, I acknowledge and agree that I have read and understood this Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my continuous employment except as specifically set forth herein.

/s/ Stephen Robertson	Date signed:	01 July 2020
Stephen Robertson

Exhibit A

Specific Duties

•	Cooperation in the search, hiring and/or training of a successor to the role of Chief Financial Officer;

•	Development and implementation of a Chief Financial Officer transition plan to ensure a smooth transition of the role upon your departure from the Company; and

•

Assistance to the CEO and the Board of Directors of the Company in the Parent’s transition into the public market, including but not limited to, the formation of a special- purpose acquisition company for purposes of effecting an initial public offering of the Parent.

Exhibit B

[Employee Invention Assignment and Confidentiality Agreement]

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment, Integration Appliance, Inc., a Delaware corporation with its principal offices in the State of California (“Intapp” or the “Company”), and I, Stephen Robertson, enter into this Employee Invention Assignment and Confidentiality Agreement (the “Agreement”):

1. Disclosure of Inventions. As used in this Agreement, “Inventions” means all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, mask works, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during my employment with the Company. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

2. Work Made for Hire; Assigned Inventions. I agree that any copyrightable works I prepare within the scope of my employment will be “works made for hire” under the Copyright Act, and that the Company will be considered the author and owner of such copyrightable works. I also agree that, subject to Section 3, any Invention that I make, create, conceive or first reduce to practice during my employment is the sole and exclusive property of the Company if the Invention meets any of the following criteria (the “Assigned Inventions”):

(a) Relates, at the time of conception or reduction to practice of the Invention to: (i) the Company’s business, project or products, or to the manufacture or utilization thereof; or (ii) the actual or demonstrably anticipated research or development of the Company; or

(b) Results from any work I directly or indirectly performed for the Company; or

(c) Results, at least in part, from my use of the Company’s time, equipment, supplies, facilities or trade secret information.

3. Excluded Inventions and Other Inventions. Exhibit A sets forth a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that I made or acquired prior to the Effective Date (as defined in Section 18), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions.

4. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under Section 2870 of the California Labor Code, a copy of which is attached as Exhibit B.

Page	1

5. Assignment of Rights. I agree to assign, and do irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will do all lawful acts, including the execution of papers and lawful oaths and the giving of testimony, that in the Company’s opinion may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing the Company’s rights in the Assigned Inventions. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after my termination for my time and expenses incurred at the Company’s request in providing such assistance. I irrevocably grant the Company a power of attorney to execute and deliver any such documents on the Company’s behalf in my name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all rights therein, to the full extent permitted by law, if I do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that (i) I may make, create or discover, or (ii) the Company or a third party may disclose to me in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (singularly and collectively, “Proprietary Information”). I further understand and acknowledge that this Proprietary Information and the Company’s ability to reserve it for the Company’s exclusive knowledge and use is of great competitive importance and commercial value to the Company, and that my improper use or disclosure of the Proprietary Information might cause the Company to incur, among other things, financial losses, loss of business advantage, liability under confidentiality agreements with third parties, and civil damages and criminal penalties. Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material including, but not limited to, as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

Page	2

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the Company’s prior written consent in each instance, except as may be necessary to perform my duties as an employee of the Company for the Company’s benefit. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

9. Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement:

(a) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to the Company’s attorney and use the trade secret information in the court proceeding if I: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11. Remedies. In the event of a breach or threatened breach by me of any of the provisions of this Agreement, I consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

Page	3

14. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and together with the Offer of Employment Letter from the Company to me, supersedes all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

15. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

16. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

17. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

18. Effective Date of Agreement. This Agreement is and will be effective as of the first day of my employment by the Company (the “Effective Date”).

Company:		Employee:

By:	/s/ John Hall	/s/ Stephen Robertson
Signature

Name:	John Hall	Stephen Robertson
Name (Please Print)

Title:

Page	4

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 3

Title	Date	Identifying Number or Brief Description

             No inventions, improvements, or original works of authorship

             Additional sheets attached

Signature of Employee:	/s/ Stephen Robertson

Print Name of Employee:	Stephen Robertson

Date:	01 July 2020

Page	1

Exhibit B

CALIFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.